EXHIBIT 99.1

March 8, 2012

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

New York, New York – March 8, 2012 – Leucadia National Corporation (NYSE: LUK) (the “Company”) announced today the appointment of Justin R. Wheeler as Vice President and Chief Operating Officer of the Company.

Mr. Wheeler, age 40, has been with the Company since 2000.  Since 2006, he has been a Vice President of the Company and President of the Company’s Asset Management Group.  Mr. Wheeler holds an M.B.A. from Brigham Young University and a B.A. in Finance and French from Utah State University.

In his new position of Chief Operating Officer, Mr. Wheeler will report to Ian M. Cumming, Chairman, and Joseph S. Steinberg, President, who have managed the Company for over 30 years.